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                      November 16, 2022

       Jonathan Farnell
       Chief Executive Officer
       EQONEX Limited
       118 Piccadilly
       Mayfair, London W1J 7NW
       United Kingdom

                                                        Re: EQONEX Limited
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2022
                                                            Filed August 15,
2022
                                                            File No. 001-39600

       Dear Jonathan Farnell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services